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DYNAVAX ANNOUNCES FDA ADVISORY COMMITTEE TO REVIEW HEPLISAVTM

Vaccines and Related Biological Products Advisory Committee Meeting Scheduled for November 14-15, 2012

BERKELEY, CA - August 28, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the U.S. Food and Drug Administration (FDA) has informed the Company that its Vaccines and Related Biological Products Advisory Committee (VRBPAC) is scheduled to discuss HEPLISAV at its meeting on November 14-15, 2012. Dynavax's Biologic License Application (BLA) for HEPLISAV, pursuing an indication for immunization against infection caused by all known subtypes of hepatitis B virus in adults 18 through 70 years of age, is currently under review by the FDA. The Prescription Drug User Fee Act (PDUFA) date for the FDA to complete its review is February 24, 2013.

"The VRBPAC meeting is the next step toward bringing HEPLISAV to physicians and patients," said Dynavax President and Chief Medical Officer, Tyler Martin, M.D. "Our team looks forward to discussing HEPLISAV with the advisory committee and will continue to work closely with the FDA through the review process."

About Vaccines and Related Biological Products Advisory Committee

VRBPAC reviews and evaluates data concerning the safety, effectiveness, and appropriate use of vaccines and related biological products which are intended for use in the prevention, treatment, or diagnosis of human diseases.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine for which a U.S. BLA has been accepted for review by the FDA and a MAA has been accepted for review by the EMA. In Phase 3 trials, HEPLISAV demonstrated higher and earlier protection with fewer doses than currently licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide higher and earlier protection with fewer doses than currently licensed vaccines. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" relating to the VRBPAC meeting. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether the meeting will occur without delay and the outcome of the meeting; whether the FDA chooses to follow any recommendation made by the committee; whether successful clinical and regulatory development and review and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays; whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether the BLA and MAA will be approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV and our other operations; our ability to successfully transition to a commercial operation and execute on our commercial strategy; possible claims against us, including enjoining sales of HEPLISAV, based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

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